PROSPECTUS

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

                               VASOMEDICAL, INC.

                    up to 10,787,871 Shares of Common Stock

     This is an offering of shares of common stock of Vasomedical, Inc. Certain of our stockholders, referred to as selling securityholders throughout this document, are offering to sell up to 10,787,871 shares of common stock. We will not receive any proceeds from the sale of shares by the selling securityholders, which include:

     Up to 8,533,333 shares issuable in connection with conversion of our Series D Convertible Preferred Stock

     Up to 2,254,538 shares issuable upon the exercise of our common stock purchase warrants

     All of the shares being offered by this prospectus are being offered by the selling securityholders named in this prospectus. This offering is not being underwritten. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering. If the warrants are exercised so that the underlying shares may be sold, we will receive the exercise price of the warrants, which currently is $0.6936 per share. The selling securityholders identified in this prospectus, or their pledges, donees, transferees or other successors-in-interest, may offer the common stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We will pay all expenses of registering this offering of securities.

     The common stock is traded on the Nasdaq SmallCap Market System under the symbol VASO. On August 16, 2005, the last reported sale price of the common stock as reported by the Nasdaq SmallCap Market System was $0.58 per share.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATIONS MADE TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 1, 2005

                               TABLE OF CONTENTS
                                                                         Page



RISK FACTORS                                                               4
Risks Related to Our Business                                              4
Risks Related to Our Industry                                              7
Risks Related to Stock Exchange and SEC Regulation                         8
FORWARD-LOOKING STATEMENTS                                                10
USE OF PROCEEDS                                                           10
RECENT SALES OF UNREGISTERED SECURITIES                                   11
SELLING SECURITYHOLDERS                                                   12
PLAN OF DISTRIBUTION                                                      14
DESCRIPTION OF OUR SECURITIES                                             16
Capital Stock                                                             16
Common Stock                                                              16
Undesignated Preferred Stock                                              16
Series D Convertible Preferred Stock                                      17
LEGAL MATTERS                                                             17
EXPERTS                                                                   17
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
   FOR SECURITIES ACT LIABILITIES                                         18
WHERE YOU CAN FIND MORE INFORMATION                                       18
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                           18

                             ----------------------

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

As used in this prospectus, the terms "we," "us," "our," and "Vasomedical" mean Vasomedical, Inc. and its subsidiaries, unless we specify otherwise.

We are incorporated under the laws of the state of Delaware. Our executive offices are located at 180 Linden Avenue, Westbury, New York 11590 and our telephone number is (516) 997-4600.

EECP(R) is our registered trademark. All other trademarks mentioned in this prospectus are the property of their respective owners.

                                  RISK FACTORS

     You should carefully consider the factors described below and other information contained in this prospectus before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please refer to "Forward-Looking Statements" on page 10.

Risks Related to Our Business

We are materially dependent on medical reimbursement for treatment procedures using EECP therapy on patients with congestive heart failure in order to achieve continued growth.

     We are currently dependent on a single product platform which, based on current medical reimbursement policies, provides coverage for a restricted class of heart patients. While we have been engaged in discussions with the Centers for Medicare and Medicaid Services to expand the class of heart patients for medical coverage, we are uncertain as to the outcome of these meetings. We also have been engaged in certain clinical trials for the purpose of expanding this coverage, most notable being our PEECH clinical trial. Our business plan projects that the results could substantially expand the number of patients available for medical reimbursement. However Medicare, Medicaid and other third-party payers may deny expansion of reimbursement coverage if they feel the data from the PEECH clinical trial and other clinical studies is not sufficient to support a positive coverage decision. On May 31, 2005 we submitted an application to CMS to expand the national coverage policy for EECP treatment to include, among other patients, patients with congestive heart failure (CHF). If we do not receive medical coverage for treatment procedures using EECP therapy on patients with CHF, it will adversely affect our future business prospects.

Material changes in the availability of Medicare, Medicaid or third-party reimbursement at adequate price levels could adversely affect our business.

     Health care providers, such as hospitals and physician private practices, that purchase or lease medical devices such as the EECP therapy system for use on their patients generally rely on third-party payers, principally Medicare, Medicaid and private health insurance plans, to reimburse all or part of the costs and fees associated with the procedures performed with these devices. If there were any material change in the availability of Medicare, Medicaid or other third-party coverage or the adequacy of the reimbursement level for treatment procedures using the EECP therapy system, it would adversely affect our business, financial condition and results of operations. Moreover, we are unable to forecast what additional legislation or regulation, if any, relating to the health care industry or Medicare or Medicaid coverage and payment level may be enacted in the future or what effect such legislation or regulation would have on our business. Even if a device has FDA clearance, Medicare, Medicaid and other third- party payers may deny reimbursement if they conclude that the device is not cost-effective, is experimental or is used for an unapproved indication. In addition, reimbursement may not be at or remain at price levels adequate to allow medical professionals and hospitals to realize an appropriate return on the purchase of our products.

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

Increased acceptance by the medical community is important for continued growth.


     While many abstracts and publications are presented each year at major scientific meetings worldwide with respect to EECP treatment efficacy, there is continued skepticism concerning EECP therapy methodology. The American Heart Association and the American College of Cardiology Practice Guidelines currently list EECP as a therapy currently under investigation for treatment of heart failure and have a classification rating of IIb as a treatment for patients who are refractory to medical therapy and are not candidates for percutaneous intervention or revascularization. A classification rating of IIb indicates the usefulness/efficacy of EECP therapy is less well established by evidence/opinion. The medical community utilizes these guidelines when considering the various treatment options for their patients. Certain cardiologists, in cases where the EECP therapy is a viable alternative, still appear to prefer percutaneous coronary interventions (e.g. balloon angioplasty and stenting) and cardiac bypass surgery for their patients. Additional evidence regarding the efficacy of EECP therapy continues to evolve, however the evidence may not be sufficient to warrant a modification of these guidelines to a more favorable recommendation and increased acceptance by the medical community. We are dependent on consistency of favorable research findings about EECP therapy and increasing acceptance of EECP therapy as a safe, effective and cost effective alternative to other available products by the medical community for continued growth.

We face competition from other companies and technologies.

     We compete with at least three other companies that are marketing external counterpulsation devices. We do not know whether these companies or other potential competitors who may be developing external counterpulsation devices, may succeed in developing technologies or products that are more efficient than those offered by us, and that would render our technology and existing products obsolete or non-competitive. Potential new competitors may also have substantially greater financial manufacturing and marketing resources than those possessed by us. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purpose of our products. Accordingly, the life cycles of our products are difficult to estimate. To compete successfully, we must keep pace with technological advancements, respond to evolving consumer requirements and achieve market acceptance.

We may not continue to receive necessary FDA clearances or approvals, which could hinder our ability to market and sell our products.

     If we modify our external counterpulsation devices and the modifications significantly affect safety or effectiveness, or if we make a change to the intended use, we will be required to submit a new premarket notification or 510(k) to FDA. We would be unable to market the modified device until FDA issues a clearance for the 510(k).

     Additionally, if FDA publishes a regulation requiring a premarket approval application or PMA for external counterpulsation devices, we would then need to submit a PMA, and have it filed by the agency, by the date specified by FDA in its regulation. A PMA requires us to prove the safety and effectiveness of a device to the FDA. The process of obtaining PMA approval is expensive, time-consuming, and uncertain. If FDA were to require a PMA application, we likely would be required to undertake a clinical study, which likely will be expensive and require lengthy follow-up, to demonstrate the effectiveness of the device. If we did obtain PMA approval, any change after approval affecting the safety or effectiveness of the device will require approval of a PMA supplement.

     If we offer new products that require 510(k) clearance or PMA approval, we will not be able to commercially distribute those products until we receive such clearance or approval. Regulatory agency approval or clearance for a product may not be received or may entail limitations on the device's indications for use that could limit the potential market for any such product. Delays in receipt of, or failure to obtain or maintain, regulatory clearances and approvals, could delay or prevent our ability to market or distribute our products. Such delays could have a material adverse effect on our business.

If we are unable to comply with applicable governmental regulation, we may not be able to continue our operations.

     We also must comply with Current Good Manufacturing Practices (CGMP) requirements as set forth in the Quality System Regulations (QSR) to receive FDA approval to market new products and to continue to market current products. The QSR imposes certain procedural and documentation requirements on us with respect to manufacturing and quality assurance activities, including packaging, storage, and recordkeeping. Our products and activities are subject to extensive, ongoing regulation, including regulation of labeling and promotion activities and adverse event reporting. Also, our FDA registered facilities are subject to inspection by the FDA and other governmental authorities. Any failure to comply with regulatory requirements could delay or prevent our ability to market or distribute our products. Violation of FDA statutory or regulatory requirements could result in enforcement actions, such as voluntary or mandatory recalls, suspension or withdrawal of marketing clearances or approvals, seizures, injunctions, fines, civil penalties, and criminal prosecutions, all of which could have a material adverse effect on our business. Most states also have similar postmarket regulatory and enforcement authority for devices.

     We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. We may be slow to adapt, or we may never adapt to changes in existing requirements or adoption of new requirements or policies. We may incur significant costs to comply with laws and regulations in the future or compliance with laws or regulations may create an unsustainable burden on our business.

We may not receive approvals by foreign regulators that are necessary for international sales.

     Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary from country to country. Premarket approval or clearance in the United States does not ensure regulatory approval by other jurisdictions. If we, or any international distributor, fail to obtain or maintain required pre-market approvals or fail to comply with foreign regulations, foreign regulatory authorities may require us to file revised governmental notifications, cease commercial sales of our products in the applicable countries or otherwise cure the problem. Such enforcement action by regulatory authorities may be costly.

     In order to sell our products within the European Union, we must comply with the European Union's Medical Device Directive. The CE marking on our products attests to this compliance. Future regulatory changes may limit our ability to use the CE mark, and any new products we develop may not qualify for the CE mark. If we lose this authorization or fail to obtain authorization on future products, we will not be able to sell our products in the European Union.

We may not be able to manage growth.

     If our short and long-term plans are successful, including our clinical trials, we will experience a period of growth that could place a significant strain upon our managerial, financial and operational resources. Our infrastructure, procedures, controls and information systems may not be adequate to support our operations and to achieve the rapid execution necessary to successfully market our products. Our future operating results will also depend on our ability to successfully upgrade our information systems, expand our direct sales force and our internal sales, marketing and support staff. If we are unable to manage future expansion effectively, our business, results of operations and financial condition will suffer, our senior management will be less effective, and our revenues and product development efforts may decrease.

We depend on management and other key personnel.

     We are dependent on a limited number of key management and technical personnel. The loss of one or more of our key employees may hurt our business if we are unable to identify other individuals to provide us with similar services. We do not maintain "key person" insurance on any of our employees. In addition, our success depends upon our ability to attract and retain additional highly qualified sales, management, manufacturing and research and development personnel. We face competition in our recruiting activities and may not be able to attract or retain qualified personnel.

We may not have adequate intellectual property protection.

     Our patents and proprietary technology may not be able to prevent competition by others. The validity and breadth of claims in medical technology patents involve complex legal and factual questions. Future patent applications may not be issued, the scope of any patent protection may not exclude competitors, and our patents may not provide competitive advantages to us. Our patents may be found to be invalid and other companies may claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Also, our existing patents may not cover products that we develop in the future. Moreover, when our patents expire, the inventions will enter the public domain. There can be no assurance that our patents will not be violated or that any issued patents will provide protection that has commercial significance. Litigation may be necessary to protect our patent position. Such litigation may be costly and time-consuming, and there can be no assurance that we will be successful in such litigation.

The loss or violation of certain of our patents and trademarks could have a material adverse effect upon our business.

     Since patent applications in the United States are maintained in secrecy until patents are issued, our patent applications may infringe patents that may be issued to others. If our products were found to infringe patents held by competitors, we may have to modify our products to avoid infringement, and it is possible that our modified products would not be commercially successful.

We do not intend to pay dividends in the foreseeable future.

     We do not intend to pay any cash dividends on our common stock in the foreseeable future.

Risks Related to Our Industry

Technological change is difficult to predict and to manage.

     We face the challenges that are typically faced by companies in the medical device field. Our product line has required, and any future products will require, substantial development efforts and compliance with governmental clearance or approval requirements. We may encounter unforeseen technological or scientific problems that force abandonment or substantial change in the development of a specific product or process.

We are subject to product liability claims and product recalls that may not be covered by insurance.

     The nature of our business exposes us to risks of product liability claims and product recalls. Medical devices as complex as ours frequently experience errors or failures, especially when first introduced or when new versions are released.

     We currently maintain product liability insurance at $7,000,000 per occurrence and $7,000,000 in the aggregate. Our product liability insurance may not be adequate. In the future, insurance coverage may not be available on commercially reasonable terms, or at all. In addition, product liability claims or product recalls could damage our reputation even if we have adequate insurance coverage.

We do not know the effects of healthcare reform proposals.

     The healthcare industry is undergoing fundamental changes resulting from political economic and regulatory influences. In the United States, comprehensive programs have been suggested seeking to increase access to healthcare for the uninsured, control the escalation of healthcare expenditures within the economy and use healthcare reimbursement policies to balance the federal budget.

        We expect that the United States Congress and state legislatures will continue to review and assess various healthcare reform proposals, and public debate of these issues will likely continue. There have been, and we expect that there will continue to be, a number of federal and state proposals to constrain expenditures for medical products and services, which may affect payments for products such as ours. We cannot predict which, if any of such reform proposals will be adopted and when they might be effective, or the effect these proposals may have on our business. Other countries also are considering health reform. Significant changes in healthcare systems could have a substantial impact on the manner in which we conduct our business and could require us to revise our strategies.

Risks Related to Stock Exchange and SEC Regulation

A continued stock price below $1 could result in our being de-listed from the Nasdaq and subject us to regulations that could reduce our ability to raise funds.

     By letter dated May 2, 2005, we received written notification from Nasdaq that the bid price of our common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued inclusion under Marketplace Rule 4310(c) (4) (the Rule). In accordance with Marketplace Rule 4310 (c) (d), we have been provided an initial period of 180 calendar days of until October 31, 2005, to regain compliance. If at any time before that date the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, we will be provided written notification that it is in compliance with the Rule.

     Further, if we are not in compliance with the Rule by October 31, 2005, and we meet the Nasdaq SmallCap initial listing criteria except for the bid price requirement, we will be granted an additional 180 calendar days to April 29, 2006 to comply. In this regard, we currently meet all of the initial listing criteria except for the bid price requirement.

     Nasdaq's notification further provides that in the event we were to receive written notification that our securities will be delisted, we maintain our right to appeal such determination to a Listing Qualifications Panel.

     Ultimately, non-compliance could result in Nasdaq delisting our common stock. Such delisting could have an adverse effect on the liquidity of our common stock and could also impact our ability to raise additional equity capital, if necessary.

     In the event that our common stock was de-listed from the Nasdaq SmallCap Market due to low stock price, we may become subject to special rules, called penny stock rules that impose additional sales practice requirements on broker-dealers who sell our common stock. The rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission relating to the market for penny stocks. The broker-dealer also must disclose the commissions payable both to the broker-dealer and the registered representative and current quotations for the securities, and monthly statements must be sent disclosing recent price information.

     In the event that our common stock becomes characterized as a penny stock, our market liquidity could be severely affected. The regulations relating to penny stocks could limit the ability of broker- dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their common stock in the secondary market.

We are subject to stock exchange and SEC regulation.

     Recent Sarbanes-Oxley legislation and stock exchange regulations have increased disclosure control, financial reporting, corporate governance and internal control requirements that will increase the administrative costs of documenting and auditing internal processes, gathering data, and reporting information. Our inability to comply with the requirements would significantly impact our market valuation.

Our common stock is subject to price volatility.

     The market price of our common stock has been and is likely to continue to be highly volatile. Our stock price could be subject to wide fluctuations in response to various factors beyond our control, including:

     --   quarterly variations in operating results;
     -- announcements of technological innovations, new products or pricing by our competitors;
     -- the rate of adoption by physicians of our technology and products in targeted markets;
     --   the timing of patent and regulatory approvals;
     --   medical reimbursement;
     --   the timing and extent of technological advancements;
     --   results of clinical studies;
     -- the sales of our common stock by affiliates or other shareholders with large holdings; and
     --   general market conditions.

     Our future operating results may fall below the expectations of securities industry analysts or investors. Any such shortfall could result in a significant decline in the market price of our common stock. In addition, the stock market has experienced significant price and volume fluctuations that have affected the market price of the stock of many medical device companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may directly influence the market price of our common stock.

Recent corporate scandals involving alleged accounting irregularities have resulted in unavailability of, or significantly higher premiums for, director and officer liability insurance.

     As a result of recent well-publicized corporate business failures alleged to have involved improper acts by executives and accounting irregularities, director and officer liability insurance has become more difficult to obtain and

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

the premiums for such insurance have increased significantly. If we are unable to obtain director and officer liability insurance at rates that are reasonable or at all, we may not be able to retain our current officers and directors or attract qualified directors and officers in the future.

Additional Information

     We are subject to the reporting requirements under the Securities Exchange Act of 1934 and are required to file reports and information with the Securities and Exchange Commission (SEC), including reports on the following forms: annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports files or furnished pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we have filed with the Securities and Exchange Commission which we have referenced under "Where You Can Find More Information " on page [ ] contains forward- looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our judgment regarding future events. Although we would not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which we are not aware. We urge you to consider the risks and uncertainties discussed under "Risk Factors" and elsewhere in this prospectus and in the other documents filed with the Commission in evaluating our forward-looking statements. We have no plans to update our forward-looking statements to reflect events or circumstances after the date of this prospectus. We generally identify forward-looking statements with the words "believe", "intend," "plan," "expect," "anticipate," "estimate," "will," "should" and similar expressions.

                                USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling securityholders. We will not receive any of the proceeds from the sale of shares of common stock in this offering. If the selling securityholders exercise their warrants, we will receive the exercise price of the warrants, which is currently $0.6936 per share. We intend to use the net proceeds from the exercise of the warrants for our general working capital needs. There can be no assurance that all, or any, of the warrants will be exercised.

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

                    RECENT SALES OF UNREGISTERED SECURITIES

     We sold the following unregistered restricted securities in reliance on the exemptions provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act as transactions not involving public offerings.

     On July 19, 2005, we entered into a Securities Purchase Agreement that will provide us with gross proceeds of $2.5 million through a private placement of preferred stock with M.A.G. Capital, LLC through its designated funds: Monarch Pointe Fund, Ltd; Mercator Momentum Fund, III, LP; and Mercator Momentum Fund, LP; (the "Investors"). The stock purchase agreement provided for a private placement of 25,000 shares of our Series D Preferred Stock at $100 per share. The preferred stock is convertible into shares of our common stock at 85 percent of the volume weighted average price per share for the five trading days preceding any conversion, but not at more than $0.6606 or less than $0.40 per share. After registering the shares of common stock that could be acquired through conversion of the preferred shares, we may, at our option, require the Investors to convert all their preferred stock into common stock if the market price for the common stock for the preceding 20 trading days has been $1.30 or more per share. Such a conversion by us is not allowed if it would make the stock held by the Investors through this transaction and the conversion exceed 9.99% of the common stock outstanding. The Investors also acquired warrants for the purchase of 1,892,219 shares of common stock. The warrants may be exercised at a price currently of $0.6936 per share for a term of five years, ending July 18, 2010. Under the terms of a registration rights agreement with the Investors, we are required to file a registration statement with the Securities and Exchange Commission by September 2, 2005, for the shares of common stock underlying the preferred stock and the warrants.

     By the placement of the preferred stock described above, we became obligated to pay a cash dividend monthly on the outstanding shares of preferred stock. The dividend rate is the higher of (i) the prime rate as reported by the Wall Street Journal on the first day of the month, plus three percent or, (ii) 8.5% times $100 per share, but in no event greater than 10% annually.

     An event of default occurs if we fail to timely pay the dividend, fail to timely file a registration statement for the shares of common stock underlying the preferred shares and the warrants, or have not obtained effectiveness of the registration statement within 90 days after its filing, among other specified occurrences. Upon an event of default, the price at which the preferred stock may be converted into common stock is reduced from 85 percent to 75 percent of the then current volume weighted average market price per share, but not more than $0.6606 or less than $0.30 per share. In addition, the Investors have the right to be paid first from our assets upon any dissolution or liquidation of the company. If the registration statement is not timely filed or declared effective by the Securities and Exchange Commission, we are required to pay the Investors $1,467 in cash for each day of delay.

     These securities were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933. The Investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

                            SELLING SECURITYHOLDERS

     This prospectus relates to the offering and sale, from time to time, of up to 10,787,871 shares of common stock issuable upon conversion of Series D Convertible Preferred Stock and the exercise of warrants held by selling securityholders named in the table below. The selling securityholders may convert their shares of Series D Convertible Preferred Stock into shares of common stock and exercise their warrants at any time in their sole discretion. All of the selling securityholders named below acquired their shares of our Series D Convertible Preferred Stock and warrants directly from us in private transactions.

     The Series D Convertible Preferred Stock is initially convertible into shares of common stock at 85 percent of the volume weighted average price per share for the five trading days preceding any conversion, but not at more than $0.6606 or less than $0.40 per share. At any time after the registration statement for these shares of common stock has been declared effective, we may require the holders of the Series D Convertible Preferred Stock to convert all their preferred stock into common stock if the closing price for the common stock for the preceding 20 trading days has been greater than $1.30 per share. The exercise price for the warrants to purchase shares of our common stock is $0.6936. The conversion of preferred stock and exercise of the warrants is limited such that the beneficial ownership of the selling securityholders and their affiliates cannot exceed 9.99% of the common stock outstanding.

     The following table sets forth certain information known to us as of the date of this prospectus and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of common stock by the selling securityholders. The number of shares of common stock set forth in the table below assumes that each share of Series D Convertible Preferred Stock is converted into shares of our common stock at the minimum conversion price of $0.40 per share. If the selling securityholders convert at a higher conversion price, the number of shares of common stock sold pursuant to this prospectus will decrease. The selling securityholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table assumes that each selling securityholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each selling securityholder sells all of the shares offered by it in offerings pursuant to this prospectus, and neither dispose of nor acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. None of the selling securityholders is an affiliate of a registered broker-dealer.

                                            Shares beneficially                              Shares beneficially
                                            owned before the                                 owned after the
                                            offering                                         offering
                                            --------                   Number of shares      --------
Name of beneficial owner                    Number     Percentage      being offered         Number    Percentage
------------------------                    ------     ----------      -----------------     ------    ----------
M.A.G. Capital, LLC (1)                  8,142,219(2)  13.9%              8,142,219               0         0
Mercator Momentum Fund, LP (1)           1,940,944(3)   3.3%              1,940,944               0         0
Mercator Momentum Fund III, LP (1)       1,195,621(4)   2.0%              1,195,621               0         0
Monarch Pointe Fund, Ltd. (1)(5)         4,627,210(6)   7.9%              4,627,210               0         0
Wharton Capital Partners (7)              281,159(10)  *                    281,159               0         0
Condor Partners (8)                       140,580(11)  *                    140,580               0         0
First Equity Trust (9)                    140,580(12)  *                    140,580               0         0
----------------------------------------------------------------------------------------------------------------

The number of shares of common stock set forth in the table above assumes that each share of Series D Convertible Preferred Stock is converted into shares of our common stock at the minimum conversion price of $0.40 per share. The total number of shares registered are based on a conversion price of $.30 per share which would only have affect on an event of default by Vasomedical of its obligation to holders of the Series D Convertible Preferred Stock. In such event the number of shares beneficially owned before the offering would increase, without having any effect on the number of shares beneficially owned after the offering.

(*)      Represents less than 1%

(1) As they are affiliates, all of the shares set forth for Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd. are also included in the number of shares reflected for M.A.G. Capital, LLC. David Firestone is the Managing Member of M.A.G. Capital, LLC, which is the General Partner of Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP and is the Manager of Monarch Pointe Fund, Ltd. M.A.G. Capital, LLC holds voting and investment power over the shares held by Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd.
(2) Represents 378,444 shares issuable upon exercise of a warrant to purchase common stock as well as shares beneficially owned by Mercator Momentum

                                       12

     Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd The shares of Series D preferred stock and warrants issued to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., and M.A.G. Capital, LLC, contain provisions prohibiting any conversion of the preferred stock or exercise of the warrants that would result in these entities or their affiliates beneficially owning more than 9.99% of our outstanding common shares as determined under Section 13(d) of the exchange Act. As a result of these provisions, such entities disclaim beneficial ownership in excess of 9.99% of our outstanding common shares.
(3) Includes 378,444 shares issuable upon exercise of a warrant to purchase common stock and 1,562,500 shares of common stock being the maximum number of shares of common stock issuable upon conversion of the Series D preferred stock.
(4) Includes 233,121 shares issuable upon exercise of a warrant to purchase common stock and 962,500 shares of common stock being the maximum number of shares of common stock issuable upon conversion of the Series D preferred stock.
(5) David Firestone is the President of Monarch Pointe Fund, Ltd and holds voting and investment power over the shares held by Monarch Pointe.
(6) Includes 902,210 shares issuable upon exercise of a warrant to purchase common stock and 3,725,000 shares of common stock being the maximum number of shares of common stock issuable upon conversion of the Series D preferred stock.
(7) Wharton Capital Partners acquired its shares of common stock and warrants as a finder's fee in connection with the Securities Purchase Agreement with the investors. Barry Minsky is the Chief Executive Officer of Wharton Capital Partners and holds voting and investment control over the shares held by Wharton
(8) Condor Partners acquired its shares of common stock and warrants as a finder's fee in connection with the Securities Purchase Agreement with the investors. Vincent Franzone is the President of Condor Partners and holds voting and investment control over the shares held by Condor Partners.
(9) First Equity Trust acquired its shares of common stock and warrants as a finder's fee in connection with the Securities Purchase Agreement with the investors. Robert Rover is the President of First Equity Trust and holds voting and investment control over the shares held by First Equity Trust.
(10) Includes 181,159 shares issuable upon exercise of a warrant to purchase common stock.
(11) Includes 90,580 shares issuable upon exercise of a warrant to purchase common stock.
(12) Includes 90,580 shares issuable upon exercise of a warrant to purchase common stock.

                              PLAN OF DISTRIBUTION

     Our shares are traded on the Nasdaq SmallCap Market under the symbol VASO. The selling securityholders and any of their assignees, pledgees, donees and other successors in interest may, from time to time, sell any or all of their shares on the Nasdaq SmallCap Market or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

     -- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;
     -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     --   privately negotiated transactions;
     -- broker-dealers may agree with the selling securityholders to sell a specified number of the shares at a stipulated price per share;
     --   a combination of any of the methods of sale listed above; and
     --   any other method permitted pursuant to applicable law.

     The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by the broker-dealers of the shares, and these shares may be resold thereafter pursuant to this prospectus.

     Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders, or, if a broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares offered hereby and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

     The selling securityholders may also transfer the shares under other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both, which compensation as to a particular broker-dealer may be less than or in excess of customary commissions.

     The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Each of the selling securityholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares. If any selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act, setting forth:

     --   the name of each of the participating broker-dealers;
     --   the number of shares involved;
     --   the price at which the shares were sold;
     -- the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;
     -- a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     --   any other facts material to the transaction.

     We are required to pay all fees and expenses incident to the registration of the shares being offered by the selling securityholders pursuant to this prospectus. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     We have advised the selling securityholders that during the time they may be engaged in a distribution of the shares offered by this prospectus, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With certain exceptions, Regulation M precludes any selling securityholders, any affiliated purchasers and any broker- dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with an at the market offering such as this offering. All of the foregoing may affect the marketability of the shares.

                         DESCRIPTION OF OUR SECURITIES

Capital Stock

     Our authorized capital stock consists of 110,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share.

Common Stock

     General. We have 110,000,000  authorized shares of common stock. All of our
shares  of  common  stock  outstanding  are  validly  issued,   fully  paid  and
non-assessable.

     Voting Rights. Each share of common stock entitles its holder to one vote, either in person or by proxy, at meetings of stockholders. Our board of directors consists of three classes each of which serves for a term of three years. At each annual meeting of the stockholders, the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of common stock can elect all of our directors.

     Dividend Policy. All shares of common stock are entitled to participate ratably in dividends when and as declared by our board of directors out of the funds legally available for payment of dividends. Any dividends may be paid in cash, property or additional shares of common stock. We presently expect that any earnings will be used to develop our business and that no cash dividends on the shares of common stock will be declared in the foreseeable future.

     Miscellaneous Rights and Provisions. Holders of common stock do not have:

--       preemptive or other subscription rights;
--       conversion rights;
--       redemption; or
--       sinking fund provisions.

     In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to our holders of common stock after satisfaction of all liabilities, including payments to holders of our preferred stock.

Undesignated Preferred Stock

     We are authorized to issue 1,000,000 shares of preferred stock of which 25,000 shares have been designated at Series D Convertible Preferred Stock and are currently issued and outstanding. Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series or classes, any or all of the authorized but unissued shares of preferred stock with such dividend redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire or discourage a third party from acquiring, a majority of the outstanding voting power of Vasomedical.

Series D Convertible Preferred Stock

     There are 25,000 shares of Series D Convertible Preferred Stock currently issued and outstanding.

     Conversion

     The Series D Convertible Preferred Stock is convertible into shares of common stock at 85 percent of the volume weighted average price per share for the five trading days preceding any conversion, but not at more than $0.6606 or less than $0.40 per share. After the shares have been registered, we may require the holders to convert all of their preferred stock for shares of common stock if the price for the common stock for the preceding 20 trading days has been $1.30 or more per share.

     Dividends

     Dividends are payable monthly in cash on the outstanding shares of preferred stock. The dividend rate is the higher of (i) the prime rate as reported by the Wall Street Journal on the first day of the month, plus three percent, or (ii) 8.5% times $100 per share, but in no event greater than 10%.

     Events of Default

     An event of default occurs if Vasomedical fails to timely pay the dividend, fails to timely file a registration statement for the shares of common stock underlying the preferred shares and the warrants, or has not obtained effectiveness of the registration statement by December 1, 2005, among other specified occurrences. Upon an event of default, the price at which the preferred stock may be converted into common stock is reduced from 85 percent to 75 percent of the then current volume weighted average market price per share, but not more than $0.6606 or less than $0.30 per share.

     Liquidation Preference

     The holders of the preferred stock have the right to be paid first from the assets of Vasomedical upon any dissolution or liquidation of Vasomedical.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for the Company by Beckman, Lieberman & Barandes,LLP, Jericho, New York 11753.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report. The financial statements referred to above have been included herein in reliance upon the authority incorporated by reference of those forms as experts in giving said report.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

     Our By-Laws provide our directors with protection for breaches of their fiduciary duties to us and our stockholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings are also available to the public on the SEC's Website at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information about us and the shares, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain a copy of the registration statement, or any of our other filings with the SEC, from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

     --   Our annual report on Form 10-K for our fiscal year ended May 31, 2005;

     --   Our current report on Form 8-K filed July 22, 2005.

     You may request a copy of these filings at no cost, by writing or telephoning our secretary at the following address:

                        Vasomedical, Inc.
                        180 Linden Avenue
                        Westbury, New York  11590
                        (516) 997-4600